Exhibit 1

12 April 2005

Manager Companies

Company Announcements Office

Australian Stock Exchange Limited

Level 4, Stock Exchange Centre

20 Bridge Street

SYDNEY NSW 2000

Dear Sir,

Re: Resumption of share buyback

Please be advised that following updated guidance provided to the market on 8 April 2005 regarding Rinker’s anticipated results for the year ended 31 March 2005 and outlook, the company intends to resume purchases under its current on-market buyback.

Yours faithfully

Peter Abraham

Company Secretary & General Counsel

Rinker Group Limited ABN 53003433118

Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067 PO Box 5697, West Chatswood NSW 1515

Telephone (02) 9412 6600 Facsimile (02) 9412 6666